SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Alberto-Culver Company

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ALBERTO-CULVER COMPANY

Melrose Park, Illinois

December 12, 2003

TO THE STOCKHOLDERS:

The annual meeting of stockholders will be held at the principal office of the Company in Melrose Park, Illinois, on Thursday, January 22, 2004, at 10:00 a.m.

You are cordially invited to attend this meeting in person. The principal business at the meeting will be to (i) elect five directors, (ii) re-approve the Management Incentive Plan, as amended, (iii) amend Article 4 of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”) to eliminate provisions that are no longer applicable as a result of the conversion on November 5, 2003 of all of the Company’s issued Class A common stock into Class B common stock on a one-share-for-one-share basis (the “Conversion”), eliminate the 150,000,000 authorized shares of Class A common stock, and change the designation of the Class B common stock to Common Stock and (iv) to amend Article 4 of the Certificate to increase the authorized Class B common stock from 150,000,000 shares to 300,000,000 shares.

At your earliest convenience, please sign and return the enclosed proxy card to assure that your shares will be represented at the meeting.

Sincerely,

/S/    Leonard H. Lavin

Leonard H. Lavin

    Chairman

NOTICE OF MEETING

The annual meeting of stockholders of Alberto-Culver Company (the “Company”) will be held on Thursday, January 22, 2004, at 10:00 a.m. Chicago time, at the principal office of the Company, 2525 Armitage Avenue, Melrose Park, Illinois 60160 for the following purposes:

1.	To elect five directors.

2.	To re-approve the Management Incentive Plan, as amended.

3.	To amend Article 4 of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”) to eliminate provisions that are no longer applicable as a result of the conversion of the Class A common stock into shares of Class B common stock on a one-share-for-one-share basis, eliminate the 150,000,000 authorized shares of Class A common stock and change the designation of the Class B common stock to Common Stock.

4.	To amend Article 4 of the Certificate to increase the authorized Class B common stock from 150,000,000 shares to 300,000,000 shares.

5.	To transact such other business as may properly come before the meeting.

The board of directors has fixed the close of business on December 1, 2003 as the record date for determination of the stockholders entitled to notice of and to vote at the meeting.

/S/    Bernice E. Lavin

Bernice E. Lavin

    Secretary

December 12, 2003

ALBERTO-CULVER COMPANY	PROXY STATEMENT

2525 Armitage Avenue	December 12, 2003
Melrose Park, Illinois 60160

Solicitation of Proxies

The board of directors of Alberto-Culver Company (the “Company”) solicits your proxy for use at the annual meeting of stockholders to be held on January 22, 2004 and at any adjournment thereof.

On December 1, 2003, the record date for the meeting, the Company had 59,960,450 shares of Class B common stock outstanding. This Proxy Statement and form of proxy are being mailed to stockholders on or about December 12, 2003. Pursuant to the conversion of all of the issued shares of Class A common stock into Class B common stock on a one-share-for-one-share basis which was effective on November 5, 2003 (the “Conversion”), there are no longer shares of Class A common stock outstanding. Unless the context herein otherwise requires, references to “shares,” “common stock,” “Class B shares” or “Class B common stock” shall refer to the Company’s Class B common stock.

Each holder of record at the close of business on the record date is entitled to one vote for each Class B share then held. Any person submitting a proxy has the right to revoke it at any time before it is voted, in person at the meeting, by written notice to the Secretary of the Company or by delivery of a later-dated proxy.

The election of directors is decided by a plurality of the votes cast by holders of all shares entitled to vote in the election. Accordingly, withheld votes and broker non-votes will not affect the outcome of the election of directors.

A majority of the votes entitled to be cast thereon by holders of shares of common stock present in person or by proxy at the meeting is required to re-approve the Management Incentive Plan, as amended. Although abstentions and broker non-votes will be treated as present at the meeting for purposes of determining a quorum, abstentions will have the effect of a vote against the re-approval of the Management Incentive Plan, as amended, and broker non-votes will have no effect on the re-approval of the Management Incentive Plan, as amended.

A majority of the outstanding votes of the Company entitled to be cast thereon is required to approve each of the proposed amendments to Article 4 of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”). Accordingly, withheld votes, broker non-votes and abstentions will have the effect of a vote against the approval of the proposed amendments to the Certificate.

Election of Directors

Unless otherwise instructed, proxies will be voted for the election as directors of the five persons listed as nominees for a term of three years. All of the nominees are currently serving as directors. Should any of the nominees become unable to accept nomination or election (which the Company has no reason to expect), it is the intention of the persons named in the enclosed proxy to vote for a substitute in each case or the board of directors may make an appropriate reduction in the number of directors to be elected.

Nominees for Terms Expiring at the Annual Meeting in 2007 (Class I)

A. G. Atwater, Jr., age 60, has served as a director of the Company since 1995. In June 2002, Mr. Atwater retired as President and Chief Executive Officer of Amurol Confections, a specialty confections manufacturer and a wholly-owned associated company of the Wm. Wrigley Jr. Company, in which position he served for more than the past five years.

Sam J. Susser, age 64, has served as a director of the Company since January 2001 and as Chairman of the Board of SSP Partners, an operator of convenience stores under the brand name “Circle K,” since 1995.

William W. Wirtz, age 74, has served as a director of the Company since 1978 and as President and a director of Wirtz Corporation, a diversified operations and investment company, for more than the past five years.

John A. Miller, age 50, has served as a director of the Company since July 2002 and as the President of North American Corporation of Illinois, a multi-divisional company specializing in industrial paper products, packaging, printing and other commercial consumables for more than the past five years. Mr. Miller is also a director of Atlantic Premium Brands, Ltd. and Sylvan Learning Systems, Inc.

James G. Brocksmith, Jr., age 62, has served as a director of the Company since October 2002 and as an independent business consultant for more than the past five years. From 1990 to 1996, Mr. Brocksmith was the Deputy Chairman and Chief Operating Officer for the U.S. Operations of KPMG Peat Marwick LLP, a predecessor of KPMG LLP. Mr. Brocksmith is also a director of AAR Corp., Nationwide Financial Services, Inc., Sempra Energy and Worthington Industries, Inc.

The board of directors recommends that the stockholders vote FOR the election of each of these nominees for director.

Directors Whose Terms Expire at the Annual Meeting in 2005 (Class II)

Howard B. Bernick, age 51, has served as a director of the Company since 1986, as President of the Company since 1988 and as Chief Executive Officer of the Company since 1994. Mr. Bernick is also a director of the Wm. Wrigley Jr. Company. Mr. Bernick is the husband of Carol L. Bernick and the son-in-law of Leonard H. Lavin and Bernice E. Lavin.

King Harris, age 60, has served as a director of the Company since July 2002 and as the Chairman of Harris Holdings, Inc., a private investment firm, since 2000. From 1987 through 2000, he served as the President and Chief Executive Officer of Pittway Corporation (now the Automation and Control Products Business of Honeywell International). Mr. Harris is the Chairman of the Board of AptarGroup, Inc. and Vice Chairman of the Board of Penton Media, Inc.

Bernice E. Lavin, age 78, has served as a director and Secretary and Treasurer of the Company since 1955 and as Vice Chairman since 1994. Mrs. Lavin is the wife of Leonard H. Lavin, the mother of Carol L. Bernick and the mother-in-law of Howard B. Bernick.

Allan B. Muchin, age 67, has served as a director of the Company since 1995, and as a senior partner of Katten Muchin Zavis Roseman, a Chicago-based law firm (“KMZR”), for more than the past five years. Mr. Muchin served as Chairman, Co-Managing Partner, Board member and Executive Committee member of KMZR for more than the past five years until December 2001 and currently serves as Chairman Emeritus.

Directors Whose Terms Expire at the Annual Meeting in 2006 (Class III)

Carol L. Bernick, age 51, has served as a director of the Company since 1984, as Assistant Secretary of the Company since 1990, as President of Alberto-Culver USA, Inc., a wholly-owned subsidiary of the Company, since 1994, as Vice Chairman of the Company since 1998, as President of Alberto-Culver Consumer Products Worldwide, a division of the Company, since June 2002, and as President of Alberto-Culver North America from 1998 to June 2002. Mrs. Bernick is the wife of Howard B. Bernick and the daughter of Leonard H. Lavin and Bernice E. Lavin.

Jim Edgar, age 57, has served as a director of the Company since October 2002 and as a Distinguished Fellow at the University of Illinois Institute of Government and Public Affairs where he is a teacher and lecturer since 1999. Mr. Edgar served as the Governor of Illinois from 1991 through 1999. Mr. Edgar is also a director of Horizon Group Properties, Inc., Scudder Mutual Funds, Youbet.com, Inc. and John B. Sanfilippo & Son, Inc.

Leonard H. Lavin, age 84, the founder of the Company, has served as a director and Chairman of the Company since 1955. Mr. Lavin is the husband of Bernice E. Lavin, the father of Carol L. Bernick and the father-in-law of Howard B. Bernick.

Robert H. Rock, D.B.A., age 53, has served as a director of the Company since 1995 and as the President of MLR Holdings, LLC, an investment company with holdings in publishing and information businesses, for more than the past five years. Mr. Rock has also served as Chairman of Metroweek Corporation, a publisher of weekly newspapers and specialty publications, for more than the past five years. Mr. Rock is also a director of PQ Corporation, Quaker Chemical Corporation, Advanta Corp. and Penn Mutual Life Insurance Company.

Share Ownership of Directors and Executive Officers

The table below contains information as of November 17, 2003, concerning the number of shares of Class B common stock beneficially owned by each director, each person named in the Summary Compensation Table (“named executive officers”) and by all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Class B Common Stock (1)		Percent of Class
A. G. Atwater, Jr.	11,129	(2)	(3)
Carol L. Bernick	3,846,135	(4)	6.42%
Howard B. Bernick	898,469	(5)	1.50%
James G. Brocksmith, Jr.	1,875	(6)	(3)
Jim Edgar	1,875	(6)	(3)
King Harris	6,875	(6)	(3)
Bernice E. Lavin	3,238,897	(7)	5.40%
Leonard H. Lavin	3,326,186	(8)	5.55%
John A. Miller	6,375	(6)	(3)
Allan B. Muchin	18,125	(9)	(3)
Robert H. Rock	16,325	(10)	(3)
Sam J. Susser	6,400	(11)	(3)
William W. Wirtz	597,625	(12)	1.00%
William J. Cernugel	71,783	(13)	(3)
Michael H. Renzulli	625,099	(14)	1.04%
All Directors and Executive Officers as a Group (17 persons, including the above)	12,748,147	(15)	21.21%

(1)	Such ownership is direct, with sole voting and investment power, except as indicated in subsequent footnotes. Unless otherwise specifically provided, each person disclaims beneficial ownership of any shares indicated as owned indirectly (i.e., as trustee or co-trustee of a trust or as an officer of a foundation).
(2)	Includes 625 shares subject to stock options exercisable currently or within 60 days.

(3)	Less than 1.0% of the outstanding shares.
(4)	Includes 17,500 shares subject to employee stock options exercisable currently or within 60 days. Also includes 1,026,982 shares held as trustee of a trust for the benefit of Mrs. Bernick’s sister; 1,262,331 shares held as co-trustee of a trust for the benefit of herself and her children; 106,624 shares held as trustee of trusts for the benefit of certain of Mr. and Mrs. Bernick’s family members; 1,421,319 shares held as trustee or co-trustee of trusts for the benefit of Mrs. Bernick; 2,924 shares held as general partner of a partnership, in her capacity as trustee of a trust for her benefit, to which she shares voting power with Mr. Lavin and Mrs. Lavin; and 8,455 shares held as a participant in the Alberto-Culver Company Employees’ Profit Sharing Plan (the “Profit Sharing Plan”). Does not include 101,400 shares held by the Bernick Family Foundation of which Mrs. Bernick is a director and the President; 100,200 shares held as co-trustee with Mrs. Lavin of a trust for the benefit of Mrs. Bernick; 2,863,289 shares held as co-trustee of a trust with Mr. and Mrs. Lavin for the benefit of Mrs. Lavin; 2,650,808 shares held as co-trustee of a trust with Mr. and Mrs. Lavin for the benefit of Mr. Lavin; and 675,378 shares owned by the Lavin Family Foundation of which Mrs. Bernick is a director and an officer. In addition, does not include shares reported as owned by Mr. Bernick, Mr. Lavin or Mrs. Lavin.
(5)	Includes 38,750 shares subject to employee stock options exercisable currently or within 60 days. Also includes 11,699 shares held as a participant in the Profit Sharing Plan; 18,500 shares held as co-trustee of a trust for the benefit of certain of Mr. and Mrs. Bernick’s family members, for which Mr. Bernick shares voting and investment power; and 101,400 shares held by the Bernick Family Foundation of which Mr. Bernick is a director and an officer and shares voting and investment power with Mrs. Bernick. Does not include shares reported as owned by Mrs. Bernick, Mr. Lavin or Mrs. Lavin.
(6)	Includes 1,875 shares subject to stock options exercisable currently or within 60 days.
(7)	Includes 275,408 shares held as trustee of trusts for the benefit of Mr. and Mrs. Lavin’s grandchildren; 100,200 shares held as co-trustee with Mrs. Bernick of a trust for the benefit of Mrs. Bernick, for which Mrs. Lavin shares voting and investment power with Mrs. Bernick; and 2,863,289 shares held as co-trustee of a trust with Mr. Lavin and Mrs. Bernick for the benefit of Mrs. Lavin, for which Mrs. Lavin shares voting power with respect to all of these shares with Mr. Lavin and Mrs. Bernick, shares investment power with respect to 1,402,751 of these shares with Mr. Lavin and Mrs. Bernick and has no investment power with respect to 1,460,538 of these shares. Does not include 2,650,808 shares held as co-trustee of a trust with Mr. Lavin and Mrs. Bernick for the benefit of Mr. Lavin; and 675,378 shares owned by the Lavin Family Foundation of which Mrs. Lavin is a director and an officer. In addition, does not include shares reported as owned by Mr. Lavin, Mr. Bernick or Mrs. Bernick.
(8)	Includes 675,378 shares owned by the Lavin Family Foundation of which Mr. Lavin is a director and the President and shares voting and investment power with Mrs. Lavin and Mrs.

Bernick; and 2,650,808 shares held as co-trustee of a trust with Mrs. Lavin and Mrs. Bernick for the benefit of Mr. Lavin, for which Mr. Lavin shares voting power with respect to all of these shares with Mrs. Lavin and Mrs. Bernick, shares investment power with respect to 1,190,270 of these shares with Mrs. Lavin and Mrs. Bernick and has no investment power with respect to 1,460,538 of these shares. Does not include 2,863,289 shares held as co-trustee of a trust with Mrs. Lavin and Mrs. Bernick for the benefit of Mrs. Lavin. In addition, does not include shares reported as owned by Mrs. Lavin, Mr. Bernick or Mrs. Bernick.

(9)	Includes 2,500 shares held in trust for the benefit of Mr. Muchin’s family and 15,625 shares subject to stock options exercisable currently or within 60 days.
(10)	Includes 14,310 shares subject to stock options exercisable currently or within 60 days and 700 shares held jointly with Mr. Rock’s wife.
(11)	Includes 4,375 shares subject to options exercisable currently or within 60 days.
(12)	Includes 582,000 shares owned by Wirtz Corporation, of which Mr. Wirtz is President and a director.
(13)	Includes 4,750 shares subject to employee stock options exercisable currently or within 60 days, 3,750 shares issued under the Alberto-Culver Company 1994 Restricted Stock Plan (“Restricted Stock”) that have not vested, and 15,393 shares held as a participant in the Profit Sharing Plan.
(14)	Includes 17,500 shares subject to employee stock options exercisable currently or within 60 days and 23,238 shares held as a participant in the Profit Sharing Plan.
(15)	Includes 175,435 shares subject to stock options exercisable currently or within 60 days; 60,160 shares held as participants in the Profit Sharing Plan; and 7,545 shares held as participants in the Alberto-Culver 401(k) Savings Plan. Such persons have shared voting power as to 6,422,710 shares and shared investment power as to 3,498,710 shares. In addition, includes 6,375 shares of Restricted Stock that have not vested. Holders of Restricted Stock have sole voting rights but no dispositive rights with respect to those shares that have not vested.

Meetings and Committees of the Board of Directors

The board of directors of the Company held five meetings during fiscal year 2003. Except for Allan B. Muchin who attended 73% of the meetings, no director attended fewer than three-fourths of the aggregate number of meetings of the board of directors and of the committees of the board of directors described below on which he or she served during the fiscal year. There are four standing committees of the board of directors.

The audit committee, which is composed of Sam J. Susser, Chairman, A. G. Atwater, Jr., James G. Brocksmith, Jr., King Harris, John A. Miller and Allan B. Muchin, all of whom are independent for purposes of the New York Stock Exchange’s listing standards applicable on the date hereof, held ten meetings during fiscal year 2003. The board of directors has determined that each of Messrs. Brocksmith and Susser qualifies as an Audit Committee Financial Expert, as such term is defined in Item 401(h) of Regulation S-K, and is independent for purposes of the Securities Exchange Act of 1934. The audit committee assists the board of directors in fulfilling its oversight responsibilities for (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence and (iv) the performance of the Company’s internal audit function and independent auditors. The board of directors has adopted a written charter for the audit committee, a copy of which is attached hereto as Annex A.

The executive committee, which is composed of Leonard H. Lavin, Chairman, Carol L. Bernick, Howard B. Bernick, Bernice E. Lavin, John A. Miller and William W. Wirtz, held no meetings during fiscal year 2003. The executive committee has many of the powers of the board of directors and can act when the board of directors is not in session.

The compensation committee, which is composed of Robert H. Rock, Chairman, A. G. Atwater, Jr., James G. Brocksmith, Jr., Jim Edgar, and Sam J. Susser, held six meetings during fiscal year 2003. The compensation committee reviews executive performance and compensation and administers benefit plans pursuant to which executive officers receive stock options, incentive awards, retirement income and other compensation awards.

The nominating committee, which is composed of Leonard H. Lavin, Chairman, Carol L. Bernick, Jim Edgar, King Harris and Robert H. Rock, held no meetings during fiscal year 2003. The function of the nominating committee is to evaluate and recommend persons to fill vacancies or newly created positions on the board of directors and to submit the names of those persons so recommended to the full board of directors for approval. Stockholders may submit recommendations for nominations for election to the board of directors. Additional information regarding the stockholder recommendation procedure will be provided upon written request to the Secretary of the Company. Stockholder nominations of directors are subject to the notice requirements described under “Other Business” below.

Executive Compensation

The table below summarizes certain information with respect to compensation paid by the Company or its subsidiaries to the Chief Executive Officer and the four other most highly compensated executive officers of the Company for the past three fiscal years.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation			All Other Compensation ($)
				Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards (1) ($)	Securities Underlying Options (#)	LTIP Payouts (2) ($)
Leonard H. Lavin, Chairman	2003 2002 2001	$1,225,000 1,225,000 1,218,756	$1,524,000 1,561,000 1,598,000	0 0 0	0 0 0	$1,800,000 1,800,000 1,741,200	$40,609 262,092 244,583	(3)
Howard B. Bernick, President and Chief Executive Officer	2003 2002 2001	$1,525,000 1,450,000 1,450,000	$1,897,000 1,847,000 1,901,000	0 0 0	155,000 224,000 224,000	$2,175,000 2,025,000 1,958,850	$22,500 18,727 16,448	(4)
Carol L. Bernick, Vice Chairman, Assistant Secretary and President Alberto-Culver Consumer Products Worldwide	2003 2002 2001	$962,500 850,000 837,500	$1,116,000 1,036,000 934,000	0 0 0	70,000 90,000 90,000	$960,000 840,000 609,420	$22,500 18,727 16,448	(4)
William J. Cernugel Senior Vice President and Chief Financial Officer	2003 2002 2001	$352,500 324,750 306,750	$347,000 375,000 282,000	$0 162,250 0	19,000 26,000 26,000	$255,000 195,000 130,590	$25,315 21,121 18,806	(5)
Michael H. Renzulli, President, Sally Beauty Company, Inc.	2003 2002 2001	$983,750 920,000 862,500	$898,000 1,085,000 1,142,000	0 0 0	70,000 90,000 90,000	$990,000 900,000 609,420	$30,240 25,909 21,956	(6)

(1)	On September 30, 2003, Mr. Cernugel held 3,750 shares of restricted stock with a market value of $215,213. Dividends are paid on shares of restricted stock.
(2)	Represents long-term incentive plan (LTIP) payments under the 1994 Shareholder Value Incentive Plan (the “SVIP”). For the three-year performance period ended September 30, 2003, the total shareholder return on the Company’s Class A common stock (the “Company’s TSR”) was 136.95% placing it in the 97th percentile of the Standard & Poor’s 500 Index with a corresponding payout per unit of $3,000 under the SVIP. For the three-year performance period ended September 30, 2002, the Company’s TSR was 133.95% placing it in the 98th percentile of the Standard & Poor’s 500 Index with a corresponding payout per unit of $3,000 under the SVIP. For the three-year performance period ended September 30, 2001, the Company’s TSR was 62.75%, placing it in the 89th percentile of the Standard & Poor’s 500 Index with a corresponding payout per unit of $2,902 under the SVIP.
(3)	The amount includes $22,249 of imputed income from life insurance; a Company contribution to the Profit Sharing Plan of $14,360; and $4,000 of matching contributions to the Alberto-Culver 401(k) Savings Plan.

(4)	For Mr. and Mrs. Bernick, the amount for each includes $4,140 of imputed income from life insurance; a Company contribution to the Profit Sharing Plan of $14,360; and $4,000 of matching contributions to the Alberto-Culver 401(k) Savings Plan.
(5)	The amount includes $6,955 of imputed income from life insurance; a Company contribution to the Profit Sharing Plan of $14,360; and $4,000 of matching contributions to the Alberto-Culver 401(k) Savings Plan.
(6)	The amount includes $11,880 of imputed income from life insurance; a Company contribution to the Profit Sharing Plan of $14,360; and $4,000 of matching contributions to the Alberto-Culver 401(k) Savings Plan.

Director Compensation

Each non-employee director receives an annual retainer of $35,000. Non-employee directors receive $1,500 for (i) each meeting of the board of directors attended and (ii) each meeting of the audit, executive, compensation and nominating committees attended; and $750 for each conference call audit committee meeting attended. The chairman of the audit committee and the chairman of the compensation committee receive an additional annual retainer of $3,500. Effective October 1, 2003, the annual retainer for each non-employee director was increased to $40,000 and the additional annual retainer for the chairmen of the audit committee and compensation committee was increased to $7,500. Fees for attending meetings remain the same. Employee directors receive no additional compensation for serving on the board of directors or its committees.

In addition, each non-employee director participates in the 2003 Stock Option Plan For Non-Employee Directors (the “2003 Director Plan”). Under the 2003 Director Plan, each non-employee director receives an automatic grant of a non-qualified option (i) upon his or her initial election to the board of directors (“Initial Grant”) and (ii) as of the day of each regularly scheduled annual meeting of the stockholders of the Company (“Subsequent Grant”). Pursuant to the terms of the 2003 Director Plan, the Initial Grant is for an option to purchase 7,500 shares of common stock and each Subsequent Grant is for an option to purchase 2,500 shares of common stock. The exercise price of options granted under the 2003 Director Plan is the fair market value of a share of common stock on the date options are granted. Options are granted for a ten-year term and become exercisable in four equal annual installments commencing one year after the date of grant. No director who has received an Initial Grant shall be entitled to receive a Subsequent Grant in the same fiscal year. Outstanding options still exist under the 1994 Stock Option Plan For Non-Employee Directors (the “1994 Director Plan”). No more options may be granted under the 1994 Director Plan without the approval of stockholders.

Non-employee directors also participate in the Deferred Compensation Plan for Non-Employee Directors (the “DCP”). Under the DCP, each non-employee director may elect to defer his or her annual retainer and meeting fees (“Director Fees”), receive shares of common stock on a quarterly basis equal to the Director Fees payable during such period or receive cash payable under the regular payment system. With respect to deferrals, non-employee directors may defer their Director Fees in a Company common stock fund or in other investment funds. Director Fees may be deferred at the election of each non-employee director until (i) one month after such director’s service on the board of directors ends or (ii) any date selected by such board member.

Stock Option Grants

The table below sets forth certain information with respect to options granted to the named executive officers during the fiscal year ended September 30, 2003. All of these options were granted on January 23, 2003.

OPTION GRANTS IN LAST FISCAL YEAR

INDIVIDUAL GRANTS					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
Name	Number of Securities Underlying Options Granted (1) (#)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/sh)	Expiration Date	5%($)	10%($)
Leonard H. Lavin	0	0	—	—	0	0
Howard B. Bernick	155,000	12.7%	$51.34	09/30/2012	$5,004,555	$12,682,524
Carol L. Bernick	70,000	5.7%	$51.34	09/30/2012	$2,260,122	$5,727,592
William J. Cernugel	19,000	1.6%	$51.34	09/30/2012	$613,462	$1,554,632
Michael H. Renzulli	70,000	5.7%	$51.34	09/30/2012	$2,260,122	$5,727,592

(1)	Options are granted under the Employee Stock Option Plan of 2003 (the “2003 ACSOP”) which permits the compensation committee to grant non-qualified options to purchase shares of common stock. All options granted have a maximum term of ten years from the date of grant and an exercise price per share equal to the fair market value of a share of common stock on the date of grant. Generally, options become exercisable on a cumulative basis in annual increments of one-fourth of the optioned shares, commencing one year after the date of grant. For the options granted January 23, 2003, one-fourth of the options became exercisable on September 30, 2003, with the remaining options becoming exercisable in annual increments of one-fourth of the option shares each September 30th thereafter. The compensation committee may accelerate the exercisability of any options subject to such terms and conditions as it deems necessary and appropriate. In the event of a change in control, as defined in the 2003 ACSOP and summarized below under “Employment Contracts, Termination of Employment and Change in Control Arrangements,” all stock option awards will be immediately vested and all outstanding stock option awards will, depending on the type of consideration given to stockholders in connection with the change in control, either become options to purchase shares of the acquiring corporation or be canceled and option holders will receive a cash payment in lieu of the exercise of such option awards.
(2)	The dollar amounts in these columns assume that the market price per share of common stock appreciates in value from the date of grant to the expiration date of the option at the annualized rates indicated. These rates are set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the price of common stock.

Stock Option Exercises and Fiscal Year-End Option Values

The table below sets forth certain information with respect to the exercise of options during the fiscal year ended September 30, 2003 by the named executive officers and the fiscal year-end value of unexercised in-the-money options held by such officers.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#) Exercisable/ Unexercisable	Value of Unexercised In-The-Money Options at Fiscal Year-End (2) ($) Exercisable/ Unexercisable
Leonard H. Lavin (1)	0	0	0/0	0/0
Howard B. Bernick	0	0	426,750/284,250	$12,827,286/$5,501,201
Carol L. Bernick	0	0	164,500/120,000	$4,842,722/$2,254,819
William J. Cernugel	15,250	$383,212	29,500/33,750	$769,087/$644,348
Michael H. Renzulli	0	0	545,544/120,000	$20,092,599/$2,254,819

(1)	Mr. Lavin has elected not to receive stock option grants since the inception of the 2003 ACSOP and under the stock option plans of the Company that preceded it.
(2)	Based on the respective average of the high and low trading price of Class B common stock ($59.025 per share) and Class A common stock ($57.51 per share) on September 30, 2003, the last trading day of the fiscal year.

Long-Term Incentive Awards

The table below sets forth certain information with respect to the grant of performance units under the SVIP during the fiscal year ended September 30, 2003 to the named executive officers.

LONG-TERM INCENTIVE PLAN – AWARDS IN LAST FISCAL YEAR

Name	Number of Shares, Units or Other Rights (#) (1)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
			Threshold ($)	Target ($)	Maximum ($)
Leonard H. Lavin	600	3 years	$150,000	$600,000	$1,200,000
Howard B. Bernick	725	3 years	181,250	725,000	1,450,000
Carol L. Bernick	340	3 years	85,000	340,000	680,000
William J. Cernugel	100	3 years	25,000	100,000	200,000
Michael H. Renzulli	340	3 years	85,000	340,000	680,000

(1)	Awards under the SVIP are made in the form of performance units, each unit having a payout value of $250 if the threshold performance level is attained, $1,000 if the target performance level is attained and $2,000 if the maximum performance level is attained. Units will have no value if the threshold performance level is not attained. In the event of a change in control, payouts of awards may be reduced (but not below zero) under certain circumstances, so as not to constitute “excess parachute payments” within the meaning of the Internal Revenue Code (the “Code”).

Performance units were granted at the beginning of fiscal year 2003 for the three-year performance period ending September 30, 2005. At the time the performance units were granted, the compensation committee established objectives for such three-year performance period based on the percentile ranking of the total shareholder return of the Class B common stock among the total shareholder returns of the companies comprising the Standard & Poor’s 500 Index. Participants may elect to receive all or a portion of their award, less applicable withholding taxes, in common stock. Participants owning shares of common stock having a dollar value below the guidelines established by the compensation committee will be required to take at least 50% of their award, less applicable withholding taxes, in common stock. In the event of a change in control, as defined in the SVIP and summarized below under “Employment Contracts, Termination of Employment and Change in Control Arrangements,” all or a pro-rata portion of the outstanding performance units, based on the number of fiscal years of each performance period that have elapsed and the percentile ranking of the Company based on the total shareholder return of the Class B common stock as of the date of the change in control compared to the total shareholder return of the companies comprising the index chosen for each such performance period by the compensation committee from among those indexes specified in the SVIP (“Applicable Index”) as of the end of the last quarter for which such information is available, will become payable in cash within 30 days following such change in control, subject to any reduction of such payment pursuant to the preceding paragraph. If at least six full calendar months of any fiscal year have elapsed, the entire fiscal year shall be deemed to have elapsed.

Effective for grants made on or after July 26, 2001, the SVIP was amended to (i) decrease the maximum payout from $3,000 per unit to $2,000 per unit, (ii) prohibit any payout if the Company’s total shareholder return compared to the total shareholder return of companies comprising the Applicable Index would rank it at less than the 40th percentile (for grants made before July 26, 2001, payouts are prohibited if the Company’s total shareholder return would rank it below the 50th percentile) and (iii) permit the compensation committee to reduce or eliminate any award otherwise payable if the Company’s total shareholder return for the applicable performance period is negative.

Employment Contracts, Termination of Employment and Change in Control Arrangements

The Company’s named executive officers are parties to severance agreements which provide payments and benefits if such officer’s employment with the Company terminates under the circumstances set forth in their severance agreement within two years after a change in control, as defined in the agreement and summarized below. The severance agreement for each named executive officer provides for a payment in the amount which, when added to any other payments subject to the limitation set forth in Section 280G of the Code, ranges from 2.49 to 2.99 times such officer’s “base amount” as such term is defined in Section 280G(b)(3) of the Code. Such payment shall be in lieu of any other amount of severance relating to salary or bonus continuation to be received by such officer upon termination of employment under any other severance plan or arrangement of the Company. The severance agreements provide for continuation of such officer’s health, life, disability and similar insurance benefits for up to a three-year period. These agreements also provide for payment to the named executive officer of accrued salary and vacation pay, and of all amounts which he or she would otherwise be eligible to receive under the Company’s incentive plans applicable to the fiscal year in which the termination occurs. The amounts payable to such an officer under each severance agreement may be reduced so as to not exceed the limitation on tax deductibility of such payments set forth in Section 280G of the Code.

Stock options granted to named executive officers under the 2003 ACSOP and Employee Stock Option Plan of 1988 (the “1988 ACSOP”) will be immediately vested upon the occurrence of a change in control, as defined in the 2003 ACSOP and 1988 ACSOP and summarized below, and all outstanding stock options will, depending on the type of consideration given to stockholders in connection with the change in control, either become options to purchase shares of the acquiring corporation or be canceled and option holders will receive a cash payment in lieu of the exercise of such options. In addition, the payment of awards under the Management Incentive Plan (“MIP”) and the SVIP will be accelerated, and all or a pro-rata portion of each such award will become payable as provided in such plans, upon the occurrence of a change in control, as defined in such plans and summarized below. Under certain circumstances, awards paid pursuant to grants made under the SVIP may be reduced. See “Long-Term Incentive Awards.”

The definition of a change in control is the same for the 2003 ACSOP, 1988 ACSOP, SVIP, MIP, 2003 Director Plan, 1994 Director Plan, the 1994 Restricted Stock Plan (“1994 RSP”) and the 2003 Restricted Stock Plan (the “2003 RSP”) and, except as provided in (iii) of this paragraph, the severance agreements. Generally, a change in control is defined as the occurrence of any of the following: (i) the acquisition by any individual, entity or group of both 20% or more of the combined voting power of the outstanding voting securities of the Company and combined voting power in excess of the combined voting power held by the Exempt Persons, as defined below, (ii) the cessation of the individuals who comprise the Incumbent Board, as defined below, to constitute a majority of the board of directors of the Company, (iii) except as provided in the next sentence, the consummation (but in the case of the severance agreements, upon approval by stockholders) of any merger, reorganization, consolidation or sale or other disposition (other than a tax-free spin-off of a subsidiary or other business unit of the Company) of all or substantially all of the assets of the Company (collectively, a “Fundamental Change”) or (iv) the approval by the stockholders of the Company of the complete liquidation or dissolution of the Company. A Fundamental Change will not be a change in control if (a) immediately after such Fundamental Change more than 60% of the combined voting power of the then outstanding voting securities of the resulting corporation or the Company, as the case may be, is then owned by all or substantially all of the individuals and entities who were the owners of the combined voting power of the outstanding voting securities of the Company immediately prior to such Fundamental Change and (b) a majority of the members of the board of directors of the resulting or acquiring corporation, as the case may be, were members of the Incumbent Board at the time of the execution of the initial agreement or action of the board of directors of the Company providing for such Fundamental Change.

A change in control will not be deemed to occur through the acquisition of voting securities of the Company if they were acquired (i) by an Exempt Person, an employee benefit plan or trust sponsored or maintained by the Company or any corporation controlled by the Company or (ii) through an exercise, conversion or exchange privilege acquired directly from the Company. In addition, a change in control will not be deemed to occur if such change in control resulted from the Company acquiring its own voting securities. Exempt Persons are defined as: (i) Mr. and Mrs. Lavin, their descendants and spouses of their descendants, and (ii) any estate of any such individuals or any trust or similar arrangement or charitable organization established by or for the benefit of any such individuals. Incumbent Board is defined as those individuals who comprised the board of directors of the Company as of October 24, 2002 and any individual who becomes a director subsequent to such date whose election or nomination was approved by either a majority of the Incumbent Board or at least a majority of the combined voting power held by the Exempt Persons.

Key Executive Deferred Compensation Agreements

Upon retiring on or after reaching a specified retirement age, each of the named executive officers will be entitled to receive the amount of compensation as set forth in his or her key executive deferred compensation agreement payable in equal monthly installments. Payments range up to a maximum of $400,000 per year and are payable over a maximum of 15 years. If the named executive officer is terminated for any reason prior to his or her specified retirement age, such executive shall not be entitled to receive any payments under his or her key executive deferred compensation agreement. In the event the executive dies (and was not terminated by the Company) prior to reaching his or her retirement age, the individual(s) designated by such executive will be entitled to 50% of the deceased executive’s deferred benefit. In the event the executive dies after reaching his or her retirement age but before termination of employment with the Company, the individual(s) designated by such executive will be entitled to 100% of the deceased executive’s deferred benefit. Executives retiring prior to their specified retirement age may, at the discretion of a committee of the board of directors, receive all or a portion of those benefits they would have been entitled to receive had they retired at their specified retirement age.

Payments are conditioned upon the named executive officer rendering such reasonable business consulting and advisory services to the Company or any subsidiary as the Chief Executive Officer deems desirable. No executive will be obligated to provide more than eight hours of consulting and advisory services a month without additional compensation. If the executive commits an act of disloyalty, as defined in the key executive deferred compensation agreements, to the Company or any of its subsidiaries, the executive shall have no right to receive any payments under these agreements. The obligations of the Company under these agreements are unfunded and unsecured promises to pay. The Company has voluntarily elected to purchase insurance policies in the name of the Company covering the life of each named executive officer.

Executive Deferred Compensation Plan

The named executive officers may also participate in the Executive Deferred Compensation Plan. All eligible employees (all “highly compensated employees” within the meaning of Section 414(q) of the Code) may elect to defer all or a portion of their salary and commissions (“Compensation”). Compensation may be deferred for any period of time, provided it is no less than three years, and can be paid out to the employee in a lump sum payment or annually over any period not to exceed five years. The compensation committee determines the rate of interest earned on money deferred under the plan, and may change that rate as it deems appropriate. Such rate is currently 5% per annum. Under certain circumstances, employees who are unable to receive the maximum Company matching contribution they would have otherwise received (the “Maximum Match”) under the Alberto-Culver or Sally Beauty 401(k) Savings Plans because of limitations under the Code, will be credited in this plan with an amount equal to the difference between the Maximum Match and the amount of the matching contribution such employee actually received in such 401(k) plan. Such contribution will be (i) made by the Company, (ii) immediately vested and (iii) required to be deferred in this plan until the termination of such employee’s employment with the Company. The obligations of the Company under the Executive Deferred Compensation Plan are unfunded and unsecured promises to pay.

Equity Compensation Plan Information

The table below sets forth certain information with respect to equity compensation plans whereby common stock may be issued as of September 30, 2003.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	5,485,180	$31.38	5,519,100
Equity compensation plans not approved by security holders (2)	0	0	100,000
Total	5,485,180	$31.38	5,619,100

(1)	The securities reflected in column (a) include the number of shares that may be issued upon the exercise of outstanding options under the 2003 ACSOP, 1988 ACSOP, 2003 Director Plan and 1994 Director Plan. The securities reflected in column (a) do not include 276,500 shares of common stock that have been issued under the 1994 RSP and 2003 RSP, but have not yet vested. The securities reflected in column (c) include the number of shares remaining available to issue under the 2003 ACSOP, 2003 Director Plan and the 2003 RSP. No more options may be granted under the 1988 ACSOP and 1994 Directors Plan and no shares of restricted stock may be issued under the 1994 RSP without the approval of shareholders.
(2)	The securities reflected in column (a) do not include 8,988 shares of common stock that have been issued under the Management Bonus Plan but have not yet vested.

Management Bonus Plan

The Management Bonus Plan (the “MBP”) is a bonus plan for middle managers of certain units of the Company who are in a position to make substantial contributions to the overall management, growth and success of the Company. No executive officers participate in the MBP. The MBP is a non-shareholder approved plan.

Employees chosen to be in the MBP may elect to take their bonus in cash, 50% in cash and 50% in common stock or all in common stock. Employees electing a stock bonus will receive common stock valued at one-and-one-half times the amount of what their normal cash bonus entitlement would have been. Shares granted pursuant to the MBP will be held by the Company for three years following the close of the fiscal year for which the bonus award was granted and will not vest until such three-year period has been completed. During this three-year period, employees may vote the common stock and will receive quarterly dividends but have no dispositive rights. Should an employee be terminated for any reason other than cause before his or her shares have vested, such employee will receive the equivalent of the cash bonus he or she would have received had such employee not elected to take stock.

Strategic Bonus Plan

In 2003, shares of Class B common stock were set aside to award employees for their efforts in achieving a three-year strategic plan of Alberto-Culver Consumer Products Worldwide (the “Strategic Bonus Plan”). During fiscal 2003, 13,260 shares were issued under the Strategic Bonus Plan. No executive officer received shares under this plan.

Other Plan

In 1997, the Company designated 10,000 shares of Class A common stock as being available for grants to employees for the purpose of awarding special prizes, awards or incentives for outstanding service. There is no written plan document and this is a non-shareholder approved plan. Since the plan’s inception, 3,702 Class A shares have been issued. No executive officers have received shares under this plan. After the Conversion, no more shares may be issued by the Company under this plan.

Compensation Committee Report

The compensation committee is composed of Robert H. Rock, Chairman, A. G. Atwater, Jr., James G. Brocksmith, Jr., Jim Edgar and Sam J. Susser. The compensation committee is responsible for reviewing executive performance and compensation, approving employment agreements with executive officers and administering benefit plans pursuant to which executive officers receive stock options, incentive awards, retirement income and other compensation awards.

The Company’s objectives for its executive officer compensation program are:

•	To attract, motivate and retain highly qualified individuals.

•	To link the interests of executive officers closely with those of the Company’s stockholders.

•	To increase the personal stake of the executive officers in the continued success and growth of the Company by linking a significant portion of executive officers’ compensation to the performance of the Company.

In order to achieve these objectives, compensation of executive officers for the last fiscal year was comprised principally of three components: base salary, annual bonus and long-term incentive compensation which includes stock options and SVIP performance units.

Base Salary

Base salaries of executive officers are reviewed annually by the compensation committee and may be adjusted appropriately effective the beginning of each calendar year. The factors used in determining an executive officer’s base salary are the duties and level of responsibility of the executive officer, the past performance of the executive officer, the performance of the executive officer’s principal business unit, if any, studies of positions at comparable businesses, the performance of the Company and the recommendations of senior management. The compensation committee exercises its judgment in making a determination of the impact which each of these factors has on setting the executive officers’ salaries.

Annual Bonus

Annual bonuses for executive officers are awarded pursuant to the MIP. The primary objective of the MIP is to strongly link incentive awards to measurable performance and provide higher rewards for exceptional performance.

For fiscal year 2003, executive officers’ bonus award opportunities were allocated among one or more of the following criteria: (i) sales of the Company, a subsidiary or a division; (ii) pre-tax earnings of the Company, a subsidiary or a division; (iii) except for the named executive officers, any other measurements the compensation committee may determine; and (iv) except for the named executive officers, individual business objectives. The compensation committee may modify the above criteria during the plan year as deemed appropriate; but may not modify these criteria for the named executive officers so as to increase the award payable to such persons.

Actual awards can range from 0% to 200% of an executive officer’s base salary depending on the level of performance achieved. The compensation committee may increase or decrease an individual award to a participant, other than the named executive officers, by up to 25% of such participant’s base salary based upon such factors and circumstances as the compensation committee deems appropriate, but not to exceed 200% of such participant’s base salary. The named executive officers’ fiscal year 2003 annual incentive awards under the MIP were formula based and reflected record sales and record pre-tax earnings performance for the Company in fiscal year 2003. Messrs. Bernick, Cernugel and Lavin and Mrs. Bernick elected not to take the full bonus awarded to them by the compensation committee under the formula. Their bonuses were reduced by between 10% and 12.5% of their respective base salaries.

Subject to stockholder approval, the MIP was amended by the board of directors as of October 1, 2003. The material amendments to the MIP were (i) to add operating earnings, operating margin, pre-tax margin, net earnings, earnings per share and return on stockholders’ equity to the list of criteria among which the compensation committee can choose to allocate a named executive officer’s bonus award opportunity and (ii) permit the compensation committee to increase or decrease an individual award to a participant, other than the named executive officers, by up to 35% of such participant’s base salary based upon such factors and circumstances as the compensation committee deems appropriate, but not to exceed 200% of such participant’s base salary. The proposed amended MIP is described in greater detail under “Re-Approval of the Management Incentive Plan, As Amended.”

Long-Term Incentive Compensation

The Company’s long-term incentive compensation program consists of grants of stock options under the 2003 ACSOP and performance units under the SVIP.

Stock options were granted to executive officers under the 2003 ACSOP. Non-qualified stock options were granted on January 23, 2003 for a term of nine years eight months with an option exercise price equal to the fair market value of a share of common stock on the date of grant. One-fourth of the stock options granted became exercisable on September 30, 2003, with the remaining options becoming exercisable in annual increments of one-fourth of the option shares each September 30th thereafter.

Executive officers were also granted performance units pursuant to the SVIP. Each performance unit has a payout value of $250 if the threshold performance level is attained, $1,000 if the target performance level is attained and $2,000 if the maximum performance level is attained. For grants made during fiscal year 2003, the threshold, target and maximum performance levels are attained when the total shareholder return on Class B shares meets or exceeds the total shareholder return of 40%, 60% and 80% of the companies in the Applicable Index, respectively, over a three-year performance period. Under certain circumstances, such awards will be paid in common stock. See “Long-Term Incentive Awards.” Units will have no value if the threshold performance level is not attained for a given performance period.

At the time performance units were granted, the compensation committee, based on the recommendations of management and in consultation with the Company’s outside compensation consultants, established objectives for the three-year performance period, October 1, 2002 through September 30, 2005, based on the percentile ranking of Class B common stock measured by total shareholder return among companies comprising the Standard & Poor’s 500 Index, the selected Applicable Index. For the three-year performance period ended September 30, 2003, the total shareholder return on the Company’s Class A common stock was 136.95%, placing it in the 97th percentile of the Standard & Poor’s 500 Index with a corresponding payout per unit of $3,000.

Effective for grants made on or after July 26, 2001, the SVIP was amended to (i) decrease the maximum payout from $3,000 per unit to $2,000 per unit, (ii) prohibit any payout if the Company’s total shareholder return compared to the total shareholder return of companies comprising the Applicable Index would rank it at less than the 40th percentile (for grants made before July 26, 2001, payouts are prohibited if the Company’s total shareholder return would rank it below the 50th percentile) and (iii) permit the compensation committee to reduce or eliminate any award otherwise payable if the Company’s total shareholder return for the applicable performance period is negative.

Decisions with respect to grants of stock options and performance units to executive officers were made based on formulas proposed by the Company’s outside compensation consultants. Under these formulas, executive officers received grants of stock options and performance units having a value equal to a percentage of his or her base salary. The number of stock options and performance units granted were then adjusted for certain executive officers based on the same factors used for determining base salary.

In fiscal year 1997, the compensation committee established stock ownership guidelines for all SVIP participants. The Chairman and the Chief Executive Officer have guidelines of at least five times, and senior officers, including the other named executive officers, have guidelines of at least three times the amount of their annual base salary to be invested in common stock of the Company. Participants have five years from the time of first becoming a participant in the SVIP to achieve these stock ownership guidelines. In addition in fiscal year 1997, the compensation committee established stock ownership guidelines for outside directors. The guideline for outside directors is to have at least $100,000 invested in the common stock of the Company within five years of their initial election to the board of directors.

Chief Executive Officer Compensation

Howard B. Bernick’s fiscal year 2003 total compensation was established considering competitive market comparisons, Company performance, which included records in each of sales, pre-tax earnings, net earnings and earnings per share for the twelfth consecutive year, and the executive compensation philosophy established by the compensation committee. This philosophy targets total compensation at competitive levels and provides significant performance-based variable compensation opportunities.

Mr. Bernick’s fiscal year 2003 annual incentive award under the MIP was formula based and reflected record sales and record pre-tax earnings performance. Mr. Bernick elected not to take the full bonus awarded to him by the compensation committee under the formula. His bonus was reduced by approximately 10% of his base salary.

The number of stock options and performance units granted to Mr. Bernick was based on formulas proposed by the Company’s outside compensation consultants and reviewed and approved by the compensation committee. Under these formulas, Mr. Bernick’s grants were equal to a percentage of his base salary.

Deductibility of Compensation

As part of the Omnibus Budget Reconciliation Act passed by Congress in 1993, the Code was amended to add Section 162(m) which limits the deductibility for federal income tax purposes of compensation paid to the Chief Executive Officer and the four other most highly compensated executive officers of the Company. Under Section 162(m), compensation paid to each of these officers in excess of $1.0 million per year is deductible by the Company only if it is “performance-based.”

It is the Company’s policy to take into account the deductibility for federal income tax purposes of the compensation paid to its executive officers. The Company believes that all bonuses and awards paid to executive officers under the MIP and SVIP, respectively, will be tax deductible and that any compensation generated upon the exercise of non-qualified stock options granted under the 2003 ACSOP and 1988 ACSOP or the vesting of restricted shares under the 2003 RSP and 1994 RSP will be tax deductible by the Company.

Compensation Committee Members

Robert H. Rock, Chairman

A. G. Atwater, Jr.

James G. Brocksmith, Jr.

Jim Edgar

Sam J. Susser

Audit Committee Report

The primary purpose of the audit committee is to assist the board of directors in fulfilling its oversight responsibilities for (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence and (iv) the performance of the Company’s internal audit function and independent auditors. In this context, the audit committee has met with management (including the Chief Executive Officer, Chief Financial Officer and Vice President of Corporate Audit) and KPMG LLP, the Company’s independent public accountants (“Independent Auditors”). Audit committee members have also met alone in private session.

The audit committee held meetings with the Company’s internal auditors and Independent Auditors, both in the presence of management and privately, to discuss the overall scope and plans for their respective audits, the results of their audits, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reports.

The audit committee has reviewed and discussed the audited consolidated financial statements with management and the Independent Auditors. The audit committee also discussed with the Independent Auditors the matters required by Statement on Auditing Standards (“SAS”) No. 61 (Communication With Audit Committees) as amended by SAS No. 90 (Audit Committee Communications).

With respect to independence, the audit committee has received from the Independent Auditors the written disclosures and the letter required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and has discussed with the Independent Auditors their independence.

Based upon the reviews and discussions referred to above, the audit committee has (i) appointed KPMG LLP as the independent auditors for the 2004 fiscal year and (ii) recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2003 for filing with the Securities and Exchange Commission.

Audit Committee Members

Sam J. Susser, Chairman

A.G. Atwater, Jr.

James G. Brocksmith, Jr.

King Harris

John A. Miller

Allan B. Muchin

Audit and Related Fees

Audit Fees

The aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended September 30, 2003 (including foreign statutory audits) and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year were $1,826,000.

Financial Information Systems Design and Implementation Fees

KPMG LLP did not render professional services relating to financial information systems design and implementation for the fiscal year ended September 30, 2003.

All Other Fees

The aggregate fees billed by KPMG LLP for services rendered to the Company, other than the services described above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees” for the fiscal year ended September 30, 2003, were as follows:

Other audit-type services	$135,000
Tax services	586,000
Other services	164,000

$885,000

The Company’s audit committee reviewed and approved the non-audit services rendered by KPMG LLP to the Company during fiscal year 2003 and concluded such services were compatible with maintaining KPMG LLP’s independence.

Performance Graph

The following graph compares the cumulative total shareholder return on the Company’s Class A common stock and Class B common stock, the Standard & Poor’s 500 Index, and a selected peer group of companies for the last five fiscal years. The selected peer group consists of Avon Products, Inc.; Church & Dwight Co., Inc.; The Clorox Company; Claire’s Stores, Inc.; The Dial Corp.; Dollar General Corporation; The Estee Lauder Companies; Family Dollar Stores, Inc.; Linens ‘N Things, Inc.; McCormick & Company, Incorporated; Michaels Stores, Inc.; Payless Shoesource, Inc.; Playtex Products, Inc.; Regis Corporation; and Revlon, Inc.

For the purpose of calculating the peer group average, the cumulative total shareholder returns of each company have been weighted according to its stock market capitalization at the beginning of the fiscal year. The graph assumes $100 was invested on September 30, 1998 and that all dividends were reinvested.

[GRAPHIC APPEARS HERE]

	1999	2000	2001	2002	2003
Alberto-Culver Class A	$93	120	160	225	282
Alberto-Culver Class B	100	126	171	218	263
S & P 500 Index	128	145	106	84	105
Peer Group	116	113	116	125	157

Principal Stockholders

The table below contains information as of November 17, 2003, unless otherwise specified in the footnotes, concerning stock ownership by each person known to beneficially own 5% or more of the Company’s outstanding shares of common stock, based upon information supplied to the Company by such persons.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Class B Common Stock (1)		Percent of Class
Leonard H. Lavin 2525 Armitage Avenue Melrose Park, IL 60160	3,326,186	(2)	5.55%
Bernice E. Lavin 2525 Armitage Avenue Melrose Park, IL 60160	3,238,897	(3)	5.40%
Carol L. Bernick 2525 Armitage Avenue Melrose Park, IL 60160	3,846,135	(4)	6.42%
FMR Corp. 82 Devonshire Street Boston, MA 02109	8,400,454	(5)	14.02%

(1)	Such ownership is direct, with sole voting and investment power, except as indicated in subsequent footnotes. Unless otherwise specifically provided, each individual disclaims beneficial ownership of any shares indicated as owned indirectly (i.e., as trustee or co-trustee of a trust or as an officer of a foundation).
(2)	Includes 675,378 shares owned by the Lavin Family Foundation of which Mr. Lavin is a director and the President and shares voting and investment power with Mrs. Lavin and Mrs. Bernick; and 2,650,808 shares held as co-trustee of a trust with Mrs. Lavin and Mrs. Bernick for the benefit of Mr. Lavin, for which Mr. Lavin shares voting power with respect to all of these shares with Mrs. Lavin and Mrs. Bernick, shares investment power with respect to 1,190,270 of these shares with Mrs. Lavin and Mrs. Bernick and has no investment power with respect to 1,460,538 of these shares. Does not include 2,863,289 shares held as co-trustee of a trust with Mrs. Lavin and Mrs. Bernick for the benefit of Mrs. Lavin. In addition, does not include shares reported as owned by Mrs. Lavin, Mr. Bernick or Mrs. Bernick.
(3)	Includes 275,408 shares held as trustee of trusts for the benefit of Mr. and Mrs. Lavin’s grandchildren; 100,200 shares held as co-trustee with Mrs. Bernick of a trust for the benefit of Mrs. Bernick, for which Mrs. Lavin shares voting and investment power with Mrs. Bernick; and 2,863,289 shares held as co-trustee of a trust with Mr. Lavin and Mrs. Bernick for the benefit of Mrs. Lavin, for which Mrs. Lavin shares voting power with respect to all of these shares with Mr. Lavin and Mrs. Bernick, shares investment power with respect to 1,402,751 of these shares with Mr. Lavin and Mrs. Bernick and has no investment power with respect to 1,460,538 of these shares. Does not include 2,650,808 shares held as co-trustee of a trust with Mr. Lavin and Mrs. Bernick for the benefit of Mr. Lavin; and 675,378 shares owned by the Lavin Family Foundation of which Mrs. Lavin is a director and an officer. In addition, does not include shares reported as owned by Mr. Lavin, Mr. Bernick or Mrs. Bernick.

(4)	Includes 17,500 shares subject to employee stock options exercisable currently or within 60 days. Also includes 1,026,982 shares held as trustee of a trust for the benefit of Mrs. Bernick’s sister; 1,262,331 shares held as co-trustee of a trust for the benefit of herself and her children; 106,624 shares held as trustee of trusts for the benefit of certain of Mr. and Mrs. Bernick’s family members; 1,421,319 shares held as trustee or co-trustee of trusts for the benefit of Mrs. Bernick; 2,924 shares held as general partner of a partnership, in her capacity as trustee of a trust for her benefit, to which she shares voting power with Mr. Lavin and Mrs. Lavin; and 8,455 shares held as a participant in the Alberto-Culver Company Employees’ Profit Sharing Plan (the “Profit Sharing Plan”). Does not include 101,400 shares held by the Bernick Family Foundation of which Mrs. Bernick is a director and the President; 100,200 shares held as co-trustee with Mrs. Lavin of a trust for the benefit of Mrs. Bernick; 2,863,289 shares held as co-trustee of a trust with Mr. and Mrs. Lavin for the benefit of Mrs. Lavin; 2,650,808 shares held as co-trustee of a trust with Mr. and Mrs. Lavin for the benefit of Mr. Lavin; and 675,378 shares owned by the Lavin Family Foundation of which Mrs. Bernick is a director and an officer. In addition, does not include shares reported as owned by Mr. Bernick, Mr. Lavin or Mrs. Lavin.
(5)	This information is based on information provided to the Company by FMR Corp. on October 28, 2003 and reflects FMR Corp.’s holdings as of October 23, 2003.

Certain Business Relationships

During fiscal year 2003, the Company retained the law firm of Katten Muchin Zavis Rosenman, of which Allan B. Muchin, a director of the Company, is a senior partner, and incurred fees for legal services of approximately $6,350. The Company has retained the firm to perform legal services during fiscal year 2004.

Re-Approval of the Management Incentive Plan, As Amended

Effective October 1, 2003, the board of directors adopted, subject to stockholder approval, amendments to the Management Incentive Plan (the “MIP”). The stockholders initially approved the MIP on January 26, 1995 and again on January 28, 1999. The material amendments to the MIP are (i) to add to the enumerated list of financial criteria operating earnings, operating margin, pre-tax margin, net earnings, earnings per share and return on stockholders’ equity to the list of criteria among which the compensation committee can choose to allocate to a participant’s bonus award opportunity and (ii) permit the compensation committee to increase or decrease an individual award to a participant, other than the named executive officers, by up to 35% of such participant’s base salary based upon such factors and circumstances as the compensation committee deems appropriate. The amended MIP is being submitted to stockholders for approval to assure that awards paid under the MIP can be fully deducted for federal income tax purposes by the Company. Unless otherwise determined by the board of directors, the MIP will be submitted to stockholders no less often than every five years for reapproval. Below is a summary of the material terms of the MIP.

Subject to stockholder approval, the amended MIP will be effective as of October 1, 2003. The MIP is administered by the compensation committee. Key salaried employees of the Company and its subsidiaries are eligible to participate in the MIP; provided, however, that a participant must be employed with the Company for at least four months during the plan year to receive an award. Assuming stockholder approval, approximately 30 employees will participate in the MIP.

A participant’s bonus award opportunity is allocated among one or more of the following criteria: (i) sales of the Company, a subsidiary or a division; (ii) operating earnings of the Company, a subsidiary or a division; (iii) pre-tax earnings of the Company, a subsidiary or a division; (iv) operating margin of the Company, a subsidiary or a division; (v) pre-tax margin of the Company, a subsidiary or a division; (vi) net earnings of the Company, a subsidiary or a division; (vii) earnings per share for the Company; (viii) return on stockholders’ equity of the Company, a subsidiary or a division; (ix) except for the named executive officers, any other measurements the compensation committee may determine; and (x) except for the named executive officers, individual business objectives. For purposes of the MIP, “operating earnings” means pre-tax earnings before non-recurring and other unusual items reported separately in the Company’s income statement. The compensation committee may modify the above financial criteria during the plan year as deemed appropriate; provided, however, that the compensation committee may not modify such criteria for the named executive officers so as to increase the award payable to such persons.

Actual awards can range from 0% to 200% of a participant’s base salary depending on the level of performance achieved. The compensation committee may increase or decrease an individual award to a participant, other than the named executive officers, by up to 35% of such participant’s base salary based upon such factors and circumstances as the compensation committee deems appropriate. The maximum amount payable to a single participant under the MIP, however, may not exceed the lesser of 200% of base salary or $4.0 million per fiscal year. The compensation committee must certify in writing after the end of each plan year the awards achieved. Except in the event of a change in control as defined in the MIP and summarized above under “Employment Contracts, Termination of Employment and Change in Control Arrangements,” no award may be paid to a participant prior to such certification. Upon the occurrence of a change in control, the payment of awards will be accelerated, and all or a pro rata portion of such awards shall become payable.

Except as set forth in the following sentence, if a participant’s employment terminates during a plan year or after the end of a plan year, but prior to payment of the award, no award will be payable for that plan year. If a participant’s employment terminates during the plan year or after the end of the plan year but prior to the payment of the annual award, by reason of death, disability or retirement, the compensation committee has the discretion to award the participant (or his or her beneficiary) a portion of the award that would otherwise be payable. In the event a participant dies before receiving an award and/or any previously deferred awards, such awards will be paid to the beneficiary designated in writing by the participant. If no such designation is made, or if no such designated beneficiary is then living, such awards will be paid to the surviving spouse of the participant, or if there is no surviving spouse, to the estate of the participant.

Payment of awards will be made in cash unless the participant elects to defer payment of the award. A participant may also elect to have all or a portion of his or her award, less withholding taxes, paid in common stock. An election to receive common stock rather than cash does not constitute a deferral of the award.

Except upon the death of a participant, no right or interest of a participant in any annual award under the plan may be (i) assigned or transferred in whole or in part, (ii) subject to any obligation or liability of any person or (iii) subject to seizure or assignment or transfer through execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner by the participant. The board of directors or the compensation committee may at any time terminate or amend the MIP, except that no amendment by the compensation committee or board of directors may increase the amount of an award payable to a named executive officer for performance achieved during the plan year of such amendment or any previous plan year or allow a member of the compensation committee to be a participant in the MIP. Termination of the MIP shall not be effective for the plan year in which the termination occurs.

The board of directors recommends that the stockholders vote FOR the Re-Approval of the Management Incentive Plan, As Amended.

Approval of Amendments to Article 4 of the Company’s

Amended and Restated Certificate of Incorporation

General

The board of directors of the Company has approved, and recommends that the stockholders approve, amendments to Article 4 of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”). As proposed, Article 4 would be amended to read in its entirety as follows:

4. Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is Three Hundred Million (300,000,000) of Common Stock, $.22 par value per share. There are no shares of Class A Common Stock, $.22 par value per share, issued or outstanding as of the filing of this Amended and Restated Certificate of Incorporation and all shares of Class B Common Stock, $.22 par value per share, are re-designated as shares of Common Stock pursuant to this Amended and Restated Certificate of Incorporation.

Amendments

On October 22, 2003, the board of directors of the Company approved the conversion of all of the Company’s issued Class A common stock into Class B common stock at the rate of one share of Class B common stock for each share of Class A common stock effective after the close of business on November 5, 2003 (the “Conversion”). Thereafter, certificates of Class A common stock represented certificates of Class B common stock equal to the number of shares of Class A common stock formerly represented by such certificates. As a result of the Conversion, the Company’s only outstanding class of capital stock is the Class B common stock. All outstanding Class B common stock has one vote per share whereas the previous outstanding Class A common stock had one-tenth vote per share.

The board of directors of the Company proposes to amend Article 4 of the Certificate to eliminate provisions that are no longer applicable as a result of the Conversion (all paragraphs of Article 4 after the first paragraph), eliminate the Class A common stock as a separate class of capital stock of the Company and re-designate Class B common stock as Common Stock. The board believes that by eliminating the Class A common stock as a separate class of capital stock and changing the designation of the Class B common stock to Common Stock, any remaining confusion that may have been caused by the Company’s two classes of common stock will be eliminated. This proposed amendment shall be referred to as the “First Amendment.”

Currently the Company has 300,000,000 authorized shares of capital stock consisting of 150,000,000 Class A shares and 150,000,000 Class B shares. As a result of the Conversion, the Class A shares may not be issued without the approval of the Company’s stockholders. The Company will not be able to issue any of the 150,000,000 Class A shares as a result of the elimination of the Class A common stock as a separate class of capital stock as proposed above. To accommodate for the loss of these authorized shares and to further increase the Company’s flexibility with respect to such actions as stock splits or stock dividends, the board of directors of the Company proposes to increase the authorized shares of Class B common stock from 150,000,000 shares to 300,000,000 shares. Assuming that the First Amendment is approved, this proposal will retain the overall capitalization of the Company at 300,000,000 shares. If the First Amendment is not approved, the Company will have an overall capitalization of 450,000,000 shares, although 150,000,000 shares of Class A common stock would not be able to be issued without stockholder approval. This proposed amendment shall be referred to as the “Second Amendment.”

Unlike the Class A Common Stock which subsequent to the Conversion requires shareholder approval to issue, the board of directors may approve the issuance of previously authorized shares of Class B Common Stock at such times and to such persons as it may determine to be in the best interest of the Company and its stockholders, except for certain transactions involving the issuance of stock for which the New York Stock Exchange rules require prior stockholder approval. While the increase in authorized shares of Class B Common Stock is not being proposed for this reason, the availability of the additional shares may have the effect of discouraging unsolicited takeover attempts, even if the transaction were favored by the current stockholders. The board of directors is not aware of any attempt to take control of the Company.

The issuance of additional shares could also have a dilutive effect on earnings per share and, because the stockholders of the Company have no preemptive rights, on the equity ownership of the present holders of common stock.

The board of directors is seeking stockholder approval for each of the amendments. The approval of one amendment is not dependent on the approval of the other.

If the First Amendment is approved and the Second Amendment is not, Article 4 will read as set forth above, except that the number “Three Hundred Million (300,000,000)” will read “One Hundred and Fifty Million (150,000,000).”

If the Second Amendment is approved and the First Amendment is not, the first paragraph of Article 4 of the Certificate shall read in its entirety as follows and the remaining paragraphs of Article 4 shall remain in their current form:

4. Capital Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Four Hundred and Fifty Million (450,000,000), One Hundred and Fifty Million (150,000,000) of which shall be “Class A Common Stock,” $.22 par value per share, and Three Hundred Million (300,000,000) of which shall be “Class B Common Stock,” $.22 par value per share. The Class A Common Stock and the Class B Common Stock are hereinafter sometimes called collectively the “Common Stock.”

Effectiveness and Required Vote

If the amendments are adopted, they will become effective upon filing of a Certificate of Amendment to the Company’s Certificate with the Delaware Secretary of State. At that time, certificates representing shares of Class B common stock will automatically represent the same number of shares of Common Stock and will not need to be returned or exchanged by stockholders. After the filing of the Certificate of Amendment, the Company will contact the stockholders with instructions as to how they may exchange their certificates for Common Stock certificates, although it is not necessary to make such an exchange.

A majority of the outstanding votes of the Company entitled to be cast thereon is required to approve each of the proposed amendments to the Certificate. Accordingly, withheld votes, broker non-votes and abstentions will have the effect of a vote against the approval of the proposed amendment to the Certificate.

The board of directors recommends that the stockholders vote FOR each of the proposed amendments to Article 4 of the Company’s Restated Certificate of Incorporation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission, the New York Stock Exchange and the Company. Based solely on its review of such reports received by it, the Company believes that during fiscal year 2003 its executive officers, directors and greater than 10% beneficial owners complied with all such filing requirements.

Independent Public Accountants

The audit committee has selected KPMG LLP as independent public accountants for the Company for the fiscal year ending September 30, 2004. KPMG LLP has served the Company in the capacity of independent public accountants since 1955. Representatives of that firm are expected to be present at the annual meeting of stockholders, with an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions presented at the meeting by stockholders.

Other Business

Management knows of no other matters which will be brought before the meeting. However, if other matters are properly brought before the meeting, the persons named in the enclosed proxy will vote in accordance with their judgment on such matters. For business to be properly brought before the meeting by a stockholder, other than stockholder proposals covered by the following paragraph, notice in proper written form must be given to the Secretary not more than 120 days and not less than 90 days in advance of the anniversary date of the immediately preceding annual meeting and otherwise be in compliance with the Company’s Bylaws.

Stockholder Proposals

Any stockholder proposals intended to be included in the Company’s 2004 proxy materials must be received by August 15, 2004 and must otherwise comply with the requirements of Rule 14a-8 of the Securities and Exchange Commission.

Cost and Method of Proxy Solicitation

The cost of soliciting proxies will be borne by the Company. We have engaged Morrow & Co. to assist with the solicitation of proxies for an estimated fee of $9,000 plus expenses. In addition to solicitation by mail, brokerage houses, nominees and other custodians and fiduciaries will be requested to send the proxy materials to their principals and the Company will reimburse them for their reasonable expenses.

By Order of the Board of Directors

/S/ Bernice E. Lavin BERNICE E. LAVIN
Secretary

ANNEX A

Alberto-Culver Company

Audit Committee of the Board of Directors

Audit Committee Charter

Purpose

The primary purpose of the Audit Committee (“Committee”) of the Board of Directors (“Board”) is to assist the Board in fulfilling its over-sight responsibilities for (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditors. The Committee will also prepare the report that Securities and Exchange Commission rules require be included in the Company’s annual proxy statement.

Composition

The Committee shall be composed of three or more members of the Board, each of whom shall be independent of the Company and management as required by the New York Stock Exchange, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgement as a member of the Committee.

Each Committee member will be financially literate. At least one member shall be designated as the “Audit Committee Financial Expert,” as defined by applicable law. No Committee member shall simultaneously serve on the audit committee of more than two other public companies without the approval of the Board.

The Board will annually approve Committee members and the Committee Chairman who shall serve until their successors are appointed and qualified. The Board shall have the power at any time to change the membership of the Committee and to fill vacancies, subject to such new member(s) satisfying the qualification requirements established by the New York Stock Exchange and applicable law. Except as expressly provided in this Charter or the bylaws of the Company, the Committee shall fix its own rules of procedure.

Meetings

The Committee will meet at least four times a year. The Committee may invite other Board members, company management, auditors or others to attend meetings as deemed necessary or desirable. Periodically, the Committee will meet separately with the CEO, the CFO, internal audit, and the independent auditors and may meet with other management as required. The Committee will also meet in executive session. Meeting agendas will be approved by the Committee Chairman. Minutes of each meeting will be recorded.

Authority

The Committee has the authority to conduct or authorize investigations into any matters within its scope of responsibility. The Committee is empowered to:

1.	Appoint, retain, evaluate, set the level of compensation, oversee and terminate the work of the independent auditors. The independent auditors will report directly to the Committee and are ultimately accountable to the Committee and the Board.

2.	Resolve any disagreements between management and the independent auditors.

3.	Pre-approve all services performed by the independent auditors.

4.	Retain and receive appropriate funding as determined by the Audit Committee for independent counsel, accountants, or others to advise the Committee or assist in the conduct of an investigation.

5.	Seek any information it requires from employees or external parties.

6.	Meet with Company officers, independent auditors, or outside counsel, as necessary.

7.	The Committee may delegate authority to subcommittees or to the Committee Chairman, including the authority to pre-approve all auditing and permitted non-audit services, providing that such pre-approval decisions are presented to the full Committee at its next scheduled meeting.

Responsibilities

The Committee will carry out the following responsibilities:

Financial Statements

1.	Review significant accounting and reporting issues and their effect on the financial statements. These issues may include such items as:

•	Complex or unusual transactions and highly judgmental areas.

•	Major issues regarding accounting principles and financial statement presentations, including any significant changes in the company’s selection or application of accounting principles.

•	The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

2.	Review analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principles (“GAAP”) methods on the financial statements.

3.	Review with the independent auditors the results of the audit, including any audit problems or difficulties and management’s response. This review will include any restrictions on the scope of the independent auditors’ activities or on access to requested information, and any significant disagreements with management.

4.	Review and discuss the annual audited financial statements and quarterly financial statements with management and the independent auditors, including the company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

5.	Review any disclosures made by the Chief Executive Officer and Chief Financial Officer during the Forms 10-K and 10-Q certification process about significant deficiencies in the design or operation of internal controls or any fraud that involves management or other employees who have a significant role in the company’s internal controls.

6.	Discuss earnings press releases (particularly use of “pro-forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies.

Internal Control

1.	Review management’s assessment of the adequacy and effectiveness of the Company’s internal control system, including information technology security and control and the special audit steps adopted in light of any material control deficiencies.

2.	Review the internal and independent auditors’ scope of internal control reviews over financial reporting, and obtain reports on significant findings and recommendations, together with management’s responses.

Internal Audit

1.	Review with management and the Vice President Corporate Audit the internal audit charter, plans, activities, staffing, and organizational structure of the internal audit function.

2.	Review and concur in the appointment, replacement, or dismissal of the Vice President Corporate Audit.

3.	Review the performance of the internal audit function and ensure there are no unjustified restrictions or limitations.

4.	At least quarterly, meet separately with the Vice President Corporate Audit to discuss any matters that the Committee or internal audit believes should be discussed privately.

Independent Audit

1.	Review the independent auditors’ proposed audit scope and approach, including coordination of audit effort with internal audit.

2.	Exercise final approval on the appointment or discharge of the independent auditors.

3.	Review the performance of the independent auditors including:

•	At least annually, obtain and review a report by the independent auditors describing the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

•	Assess the auditors’ independence. The Committee will receive periodic reports from the independent auditors regarding relationships between the independent auditors and the Company and discuss with the independent auditors any relationships or services that may affect their objectivity and independence.

•	Review and evaluate the lead partner of the independent auditors.

4.	Ensure the rotation of the lead, concurring and other audit partners in accordance with applicable law.

5.	Present its conclusions with respect to the independent auditors to the full Board.

6.	Set clear hiring policies for employees or former employees of the independent auditors.

7.	At least quarterly, meet separately with the independent auditors to discuss any matters that the Committee or independent auditors believe should be discussed privately.

8.	Discuss with the independent auditors prior to releasing year-end earnings the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61 - Communication With Audit Committees, as amended by SAS No. 90 - Audit Committee Communication, or as may be further modified or supplemented, including the quality of accounting principles and financial reporting and other matters that should be communicated to the Committee under the professional standards of the American Institute of Certified Public Accountants.

Compliance

1.	Periodically, review the system for monitoring compliance with the Company’s Compliance Policy Manual and with laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) of any instances of noncompliance.

2.	Establish procedures for: (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Reporting Responsibilities

1.	Periodically report to the Board as to Committee activities and issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, and the performance of the internal audit function.

2.	Provide an open avenue of communication between internal audit, the independent auditors, and the Board.

3.	Prepare a report to be included in the Company’s annual Proxy Statement stating whether the Committee has (i) reviewed and discussed the audited financial statements with management, (ii) discussed with the independent auditors the matters required by SAS No. 61, as amended by SAS No. 90, or as may be further modified or supplemented, (iii) received from the independent auditors disclosures regarding their independence required by the Independence Standards Board Standard No. 1 - Independence Discussions with Audit Committees, (iv) discussed with the independent auditors their independence and (v) based on the review and discussions referred to in (i) through (iv), recommend to the Board that the audited financial statements be included in the Annual Report on Form 10-K.

Other Responsibilities

1.	Periodically, discuss with internal audit, the independent auditors and management the Company’s methods of assessing significant areas of risk and guidelines for risk management.

2.	Institute and oversee special investigations as needed.

3.	Review and assess the adequacy of this charter annually, requesting Board approval for proposed changes.

4.	Confirm annually to the Board of Directors that all responsibilities outlined in this charter have been carried out.

5.	Evaluate the Committee’s performance at least annually.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. The Committee’s recommendation to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K is therefore not a representation that such audited financial statements are presented fairly in accordance with generally accepted accounting principles or that the audit complied with generally accepted auditing standards.

DETACH HERE

PROXY

ALBERTO-CULVER COMPANY

Annual Meeting, January 22, 2004

Proxy Solicited by the Board of Directors

The undersigned hereby appoints CAROL L. BERNICK, WILLIAM J. CERNUGEL and BERNICE E. LAVIN, each with power of substitution, to vote all shares which the undersigned stockholder would be entitled to vote if personally present and, if applicable, hereby directs the trustee of each of the Alberto-Culver Company Employees’ Profit-Sharing Plan, the Alberto-Culver 401(k) Savings Plan and the Sally Beauty 401(k) Savings Plan to vote the shares of stock of Alberto-Culver Company allocated to the account of the undersigned which the undersigned is entitled to vote pursuant to such employee benefit plan at the Annual Meeting of Stockholders of Alberto-Culver Company to be held on January 22, 2004, and at any adjournment thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE FIVE NOMINEES FOR DIRECTOR SET FORTH ON THE REVERSE SIDE; “FOR” THE RE-APPROVAL OF THE COMPANY’S MANAGEMENT INCENTIVE PLAN, AS AMENDED; “FOR” THE APPROVAL OF THE AMENDMENT TO ARTICLE 4 OF THE COMPANY’S CERTIFICATE OF INCORPORATION (THE “CERTIFICATE”) TO ELIMINATE PROVISIONS THAT ARE NO LONGER APPLICABLE AS A RESULT OF THE CONVERSION OF ALL OF THE ISSUED SHARES OF CLASS A COMMON STOCK INTO CLASS B COMMON STOCK ON A ONE-SHARE-FOR-ONE-SHARE BASIS, ELIMINATE THE 150,000,000 AUTHORIZED SHARES OF CLASS A COMMON STOCK AND CHANGE THE DESIGNATION OF CLASS B COMMON STOCK TO COMMON STOCK; AND “FOR” THE APPROVAL OF THE AMENDMENT TO ARTICLE 4 OF THE COMPANY’S CERTIFICATE TO INCREASE THE AUTHORIZED CLASS B COMMON STOCK FROM 150,000,000 SHARES TO 300,000,000 SHARES.

SEE REVERSE SIDE	(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)	SEE REVERSE SIDE

DETACH HERE

☒	Please mark votes as in this example

	1.	Election of directors Nominees: A. G. Atwater, Jr., Sam J. Susser, William W. Wirtz, John A. Miller and James G. Brocksmith, Jr.		2.	Re-Approval of the Company’s Management Incentive Plan, as Amended.	FOR ☐	AGAINST ☐	ABSTAIN ☐

		FOR ALL NOMINEES ☐	WITHHELD FOR ALL NOMINEES ☐	3.

Approval of the

amendment to Article 4 of the Company’s Certificate of Incorporation to eliminate provisions that are no longer applicable as a result of the Conversion, eliminate the 150,000,000 authorized shares of Class A common stock and change the designation of the Class B common stock to Common Stock.

						FOR ☐	AGAINST ☐	ABSTAIN ☐

	☐
		For all nominee(s) except as written above		4.	Approval of the amendment to Article 4 of the Company’s Certificate of Incorporation to increase the authorized Class B common stock from 150,000,000 shares to 300,000,000 shares.	FOR ☐	AGAINST ☐	ABSTAIN ☐

				5.	In the discretion of the board of directors, on any other matters that may properly come before the meeting.

				MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW				☐

Please sign below exactly as your name (or names) appear on
this proxy. Persons signing as executors, administrators,
trustees, guardians or attorneys should so indicate when
signing. Where there is more than one owner, each must sign.
Please return this proxy to EquiServe, Proxy Department, PO
				Box 8078, Edison, NJ 08818-9350

Signature: Date:				Signature: Date:

December 12, 2003

Dear Benefit Plan Participant:

The Annual Meeting of Stockholders of Alberto-Culver Company (the “Company”) will be held on January 22, 2004. The record date for determining stockholders entitled to vote at the meeting was December 1, 2003.

If you are a participant in the Alberto-Culver Company Employees’ Profit Sharing Plan, the Alberto-Culver 401(k) Savings Plan and/or the Sally Beauty 401(k) Savings Plan (collectively, the “Retirement Plans”), you are the beneficial owner of the Company’s Class B Common Stock and may instruct CIGNA Bank & Trust Company, the trustee of each of the Retirement Plans, as to how to vote your shares.

If you are a participant in the Alberto-Culver Company Employee Stock Purchase Plan (the “ESPP”), you are the beneficial owner of the Company’s Class B Common Stock and may instruct Computershare, the recordkeeper of the ESPP, as to how to vote your shares.

The number of Class B shares in your benefit plan(s) appears at the top of the enclosed proxy card and are identified by a suffix beginning with the following letters: “PS” (Alberto-Culver Company Employees’ Profit Sharing Plan), “SB” (Sally Beauty 401(k) Savings Plan), “AC” (Alberto-Culver 401(k) Savings Plan) or “ES” (Alberto-Culver Company Employee Stock Purchase Plan). If you are the registered shareholder of Class B Common Stock outside of the Plans, these shares will be identified on your proxy card by the suffix “CLB”.

Please read the enclosed Notice of Meeting and Proxy Statement carefully. The Board of Directors recommends a vote FOR all of the proposals set forth in the Proxy Statement. Please mark your choices, sign the enclosed proxy card and return the card in the enclosed postage-paid envelope to the Company’s transfer agent, EquiServe, Proxy Department P.O. Box 8078, Edison, NJ 08818-9350 so that the card is received before January 9, 2004.

The trustee of the Retirement Plans and the recordkeeper for the ESPP will have the voting instructions of participants in the plans tabulated and will vote the shares of the participants by submitting a final proxy card for inclusion in the tally at the Annual Meeting.

Sincerely,

/S/    Kent E. Madlinger

Kent E. Madlinger

Sr. Manager, Compensation and Benefits